Press Release

Investor Contact:	Press Contact:
Rosemary Moothart Director of Investor Relations +1-425-519-4068 rosemarym@onyx.com	Robert Craig Director of Public Relations +1-617-314-6846 rcraig@onyx.com
Onyx Software Announces ISS Recommends Vote “For” Proposed Merger with M2M Holdings
BELLEVUE, Wash. — July 20, 2006 — Onyx® Software Corporation (NASDAQ:ONXS) announced that Institutional Shareholder Services, Inc. (ISS) has recommended that Onyx shareholders vote “FOR” proposal 1, the proposed acquisition of Onyx by M2M Holdings, Inc., at the special meeting of shareholders to be held on August 1, 2006. Shareholders of Onyx stock at the close of business on June 21, 2006, the record date, are entitled to vote on the transaction.
In recommending that Onyx shareholders vote for the merger with M2M, ISS considered the competing offer made by CDC Corporation (CDC)(NASDAQ: CHINA).
In its July 19, 2006 report, ISS concluded, after reviewing the terms of the transaction including “in particular the market premium and the auction bidding process in which CDC failed to participate,” that “the merger agreement [with M2M] warrants shareholder support.”
ISS further stated that it believes “that the greater level of certainty regarding M2M’s bid as compared to CDC’s provides an additional basis for shareholders to vote in favor of the merger at this point in time.” ISS added that “we believe a justified level of uncertainty towards the CDC bid is warranted.”
In addition to noting that the M2M merger price of $4.80 per share represents “a 15.1-percent premium to the company’s prior trading day’s closing price, and a 8.1-percent premium to the five-day closing average ending 60 days prior to the announcement of the M2M-Onyx deal,” ISS stated that “[w]e believe that it is appropriate to also consider Onyx’s share price around the time when CDC made its first and second unsolicited bids to acquire Onyx in addition to when Onyx identified itself as a possible target for acquisition.” Specifically, “[t]he offer price [of $4.80 per share] represents a premium of (1) 27.7 percent over the closing price of the company’s shares on Dec. 27, 2005, the last trading day prior to announcement of CDC’s initial bid; and (2) 20.9 percent over its share price on March 21, 2006, the last trading day prior to CDC’s announcement of its second bid.”
Commenting on the auction process followed by Onyx, ISS stated that “Onyx’s process appears to be relatively thorough, with a concerted effort to even negotiate with CDC.”
Although ISS recommended that Onyx shareholders vote for the merger with M2M, ISS did not recommend that shareholders vote for the second proposal to be presented at the special meeting. That proposal would allow the proxy holders to transact any other business properly presented at the special meeting and any adjournment or postponement of the special meeting, including considering any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting for the purpose of soliciting additional proxies in favor of the merger with M2M.
“We are extremely pleased that ISS recognizes that the merger with M2M is the best transaction for our shareholders,” said Janice P. Anderson, chairman and chief executive officer. “We agree with ISS that the transaction with M2M warrants shareholder support and we urge all shareholders to follow ISS’ recommendation and vote for the merger with M2M.”
Permission to use quotations from the ISS report was neither sought nor obtained.

Onyx Software
Additional Information About the Proposed Acquisition and Where to Find It
Onyx has filed a definitive proxy statement in connection with the proposed merger with M2M Holdings, Inc. and a Solicitation/Recommendation Statement on Schedule 14D-9, both of which have been mailed to shareholders. Onyx urges investors and security holders to read the definitive proxy statement, the solicitation/recommendation statement and any other relevant documents filed with the SEC because they contain important information about Onyx and the proposed transaction. Investors and security holders can obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. The definitive proxy statement, the solicitation/recommendation statement and other relevant documents may also be obtained free of charge by contacting The Altman Group, Inc. at (800) 581-5607.
Onyx’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Onyx in connection with the transaction. A description of certain of the interests of directors and executive officers of Onyx is set forth in the definitive proxy statement.
About Onyx Software
Onyx Software Corporation (NASDAQ:ONXS) is a worldwide leader in customer management and process software for mid- and large-size enterprises. Onyx provides flexible solutions that enable organizations to automate, manage and evolve their customer processes quickly and cost-effectively for strategic advantage. By providing an integrated suite of customer process automation applications encompassing customer management, process management, and analytics capabilities, Onyx enables enterprises to reduce costs, increase productivity, and grow revenue. Major companies are aligning their customer-facing departments and managing their customer processes with Onyx software — companies such as Amway Corporation, Mellon Financial Corporation, The Regence Group and State Street Corporation. More information can be found at (888) ASK-Onyx, info@onyx.com or http://www.onyx.com/.
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Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.